Blue Chip Capital Group, Inc.
269 South Beverly Drive, Suite 373
Beverly Hills, CA

August 28, 2024

Laique Rehman, President
US Petrochemicals, Inc.
Galleria Financial Center,
5075 Westheimer Road, Suite 675
Houston, TX 77056

Re: <u>Proposal to Purchase 100% of US Petrochemicals</u>

Dear Laique,

This Binding Letter of Intent ("LOI") sets forth the terms and conditions of the proposed acquisition by Blue Chip Capital Group, Inc. ("Buyer") of 100% of the outstanding shares of US Petrochemicals, Inc. ("USP") from Laique Rehman ("Seller").

<u>Purchase Price</u>:

Buyer will pay Seller the sum of US $7,000,000.00 (the "Purchase Price") in exchange for 100% of the outstanding shares of USP. Buyer will pay Seller the Purchase Price within five (5) months following the signature of this LOI. No shares shall be transferred to the Buyer until the full Purchase Price has been paid in full and the funds have been successfully transferred to the Seller's designated account.

<u>Definitive Documents</u>:

Buyer will prepare a Share Purchase Agreement between the parties acceptable to both Buyer and Seller detailing the terms of the transaction prior to closing.

<u>Consultancy</u>:

Seller will provide continuing services to Buyer for a period of at least one (1) year following execution of the Definitive Documents, to be memorialized in a Consultancy Agreement between Seller and Buyer. The compensation for this consultancy will be negotiated by the Buyer and Seller prior to closing.

<u>Timeline</u>:

This LOI will remain in effect until January 31, 2025. If the closing of the transaction contemplated herein has not occurred on or before January 31, 2025, then and in that case this LOI will be automatically terminated and deemed null and void, unless such date is extended by mutual written agreement of Seller and Buyer.

<u>Due Diligence</u>:

Seller and USP will provide access to audited statements and tax records for past 5 years including 1 major customer for each year.

No Contact with Seller's Customers:

Upon the Seller introducing or disclosing the names of any of its customers to the Buyer, including any officers, directors, employees, affiliates, or representatives of Buyer, the Buyer and its affiliates, officers, or representatives agree not to directly or indirectly contact or solicit any such customers for a period of five (5) years following the execution of this contract, unless the purchase of USP by Buyer is completed.

Indemnification:

Buyer agrees to indemnify, defend, and hold harmless USP and Seller from and against any and all claims, liabilities, damages, losses, costs, and expenses (including reasonable attorney's fees) arising out of or in connection with any actions, omissions, or breaches by the Buyer following the execution of this contract. This includes, but is not limited to, any claims related to the operations, management, or financial obligations of USP post-closing. The Buyer acknowledges its responsibility to protect and preserve the reputation, financial stability, and operational integrity of USP and to act in good faith towards the Seller and the Company.

Approval of Press Releases:

Any and all press releases, public announcements, or communications related to the acquisition of US Petrochemicals Inc. by Blue Chip Capital Group Inc. ("Buyer") must be approved in writing by US Petrochemicals Inc. ("USP") prior to release, which approval may not be unreasonably withheld, conditioned or delayed. This requirement ensures that all information shared with the public reflects the mutual agreement and understanding of both parties. Any violation of this provision will be considered a material breach of this contract.

No Shop/Confidentiality:

Both parties agree to keep the terms of this LOI and any information shared during the due diligence process confidential, except as required by law. Seller agrees to refrain from soliciting other offers to purchase Seller's shares of USP while this LOI is in effect.

Governing Law:

This LOI shall be governed by and construed in accordance with the laws of the State of Texas, USA.

Expenses:

Each party will be responsible for its own expenses incurred in connection with the negotiation and execution of this Proposal and the Definitive Documents. If the Buyer is unable to secure the necessary funds within the stipulated time frame, the Seller reserves the right to

unilaterally terminate the contract, and the Buyer shall have no recourse or right to challenge this termination.

This LOI may be executed in multiple originals or counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same document. A copy or facsimile of this LOI shall have the same force and effect as that of an original.

The undersigned have executed this Binding Letter of Intent as of the date first written above.

Blue Chip Capital Group, Inc.
Buyer

By: ______________________
Name: James DiPrima
Title: CEO

Seller

____
Laique Rehman

US Petrochemicals, Inc.

By: ______________________
Laique Rehman
Title: CEO